Exhibit 10.24

Template for David R. Ellet, R. Andrew Eckert, David Mandelkern and Arthur T. Taylor

DOCENT, INC.

OFFICER’S CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT (this “Agreement”) is made effective as of the 11th day of December, 2001, by and between DOCENT, INC. (the “Company”), a Delaware corporation, and OFFICER NAME (the “Officer”).

WHEREAS, the Company has granted to Officer options for the purchase of the Company’s Common Stock (the “Officer’s Option Shares”); and

WHEREAS, the Company seeks to retain the Officer as an at-will employee.

NOW THEREFORE, in consideration of the covenants and with the intention of being legally obligated by the provisions set forth herein, the parties hereby agree as follows:

1.     DEFINITIONS.     Certain terms herein as defined as follows:

(a)     “Change in Control” means (i) the sale, lease or other disposition of all or substantially all of the assets of the Company or (ii) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, excluding any consolidation or merger effected exclusively to change the domicile of the Company.

(b)     “Cause” means misconduct, including but not limited to: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud or act of dishonesty against the Company, (iii) conduct that, based upon a good faith and reasonable factual investigation and determination by the Company’s Board of Directors, demonstrates gross unfitness to serve, or (iv) a material violation of any contract between the Company and the Officer or any statutory duty of the Officer to the Company that is not corrected within thirty (30) days after written notice thereof. Physical disability shall not constitute “Cause.”

(c)     “Compensation” means the Officer’s current quarter’s projected aggregate cash remuneration based on the Officer’s base salary, plus, as applicable: (i) the Officer’s current quarter’s management bonus, assuming performance of all quarterly bonus criteria; and/or (ii) the Officer’s current quarter’s sales commissions, assuming performance of the Officer’s quarterly quota.

(d)    “Good Reason” means, with respect to the voluntary termination of the continuous service of the Officer in connection with a Change in Control: (i) a reduction of Officer’s current quarter’s rate of Compensation as in effect immediately prior to the Change in the Control by greater than ten percent (10%), except to the extent the compensation of at least a majority of other officers of the Company that have signed agreements substantially similar to this Agreement have been similarly reduced; (ii) a failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which the Officer is entitled to participate immediately prior to the Change in Control (except that the Officer’s contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company or a successor to the Company that would adversely affect the Officer’s participation or reduce the Officer’s benefits under any of such plans; (iii) a significant change in the Officer’s responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated action not taken in bad faith that is remedied by the Company or a successor to the Company promptly after notice thereof is given by the Officer; or (iv) a request that the Officer relocate to a worksite that is more than fifty (50) miles from the Officer’s prior worksite, unless the Officer accepts such relocation opportunity.

2.     CHANGE IN CONTROL.     If the Officer’s employment with the Company is terminated within twelve (12) months after any Change in Control either (i) by the Company or a successor to the Company for any reason other than for Cause or (ii) by the Officer for Good Reason, then (x) the Officer shall be entitled to receive, in addition to any other payment which may be due him pursuant to his offer letter with the Company, a lump sum payment equal to twelve months of his then base salary and performance compensation (such level of performance compensation to be based on the level of target achievement as of the termination date), less applicable tax and other withholdings; and (y) the vesting of all the unvested Officer’s Option Shares shall be immediately and automatically accelerated as follows: (A) if the Change of Control occurs within one year after the date on which the Officer’s employment with the Company commenced (the “Start Date”), fifty percent (50%) of the Officer’s Option Shares that are unvested on the date of the Change of Control shall become vested; (B) if the Change of Control occurs after the first anniversary of the Start Date and on or before the second anniversary of the Start Date, seventy-five percent (75%) of the Officer’s Option Shares that are unvested on the date of the Change of Control shall become vested; and (C) if the Change of Control occurs at any time after the second anniversary of the Start Date, one hundred percent (100%) of the Officer’s Option Shares that are unvested on the date of the Change of Control shall become vested. In the event of a Change in Control, the references herein to the “Company” shall be deemed to refer to any successor to the Company.

3.     PARACHUTE PAYMENTS.
(a)    If any payment, distribution or other benefit payable by the Company to or for the benefit of Officer (whether pursuant to the terms of this Agreement or otherwise) (a “Payment”) (i) constitutes a “parachute payment” with respect to Officer within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 3(a) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either:

(1)	provided to Officer in full, or

(2)	provided to Officer as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Officer, on an after-tax basis, of the greatest amount of aggregate Payments, notwithstanding that all or some portion of such Payments may be taxable under the Excise Tax. Unless the Company and Officer otherwise agree in writing, any determination required under this Section 3(a) shall be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company’s independent auditors (the “Accountants”). If more than one type of Payment would be subject to the Excise Tax, the Accountants shall determine in their sole discretion which Payment or Payments to reduce pursuant to this Section 3(a), unless and to the extent the Accountants determine that giving Officer the choice of which benefits to reduce would not undermine the intent of this Section 3(a) by subjecting such Payments to the Excise Tax, in which case Officer shall be given the choice of which Payments to reduce. The Company agrees to use reasonable efforts to cause the Accountants to make a determination as to the effect of giving Officer such choice. If Officer is given such choice but does not provide written identification to the

Company of which Payments he chooses to reduce within ten (10) days of his receipt of notice of the Accountants’ determination that he has been given such choice, then the Accountants shall select the Payments to be reduced.

(b)     If notwithstanding a reduction described in this Section 3(a), the Internal Revenue Service (the “IRS”) determines that Officer is liable for the Excise Tax as a result of the receipt of one or more Payments, the Officer shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Officer challenges the final IRS determination, a final judicial determination, a portion of the Payment or Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the Payment or Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Officer’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax an all other applicable taxes imposed on such Payments) shall be maximized. The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Officer’s net after-tax proceeds with respect to all Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Officer shall pay the Excise Tax.

(c)     Notwithstanding any other provision of this Section 3, if (i) there is a reduction in one or more Payments as described in this Section 3 (the amount of such reduction, the “Reduction Amount”), (ii) the IRS later determines that Officer is liable for the Excise Tax with respect to such Reduction Amount or a related amount notwithstanding such reduction, (iii) in the opinion of the Accountants, the payment by the Company to Officer of all or a portion of such Reduction Amount, coupled with the payment by Officer of the related taxes (including but not limited to income taxes, Excise Taxes and any related interest or penalties) would result in the maximization of Officer’s net after-tax proceeds with respect to all Payments, and (iv) Officer pays the Excise Tax, then the Company shall pay to Officer the Reduction Amount (less applicable withholding), without duplication of any amounts theretofore paid to Officer, contemporaneously with or as soon as reasonably practicable after Officer pays the Excise Tax so and to the extent that Officer’s net after-tax proceeds with respect to the Payments are maximized.

(d)    For purposes of making the calculations and determinations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make any determination or calculation under this Section 3. The Company shall bear all costs the Accountants may reasonably incur in connection with any determinations and calculations contemplated by this Section 3.

5.     RETURN OF MATERIALS.     At the termination of the Officer’s employment by the Company, the Officer will promptly return to the Company, and will not take with or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

6.     ENTIRE AGREEMENT.     This Agreement, and such provisions of the Officer’s Offer Letter dated December 11, 2001 as are applicable to this Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between the Officer and the Company with respect to the terms and conditions of the Officer’s employment specified herein. The Officer enters into this Agreement voluntarily and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement does not, however, supersede or modify the Officer’s Proprietary Information and Inventions Agreement or the terms of the Officer’s offer letter, and to the extent of a conflict between such other agreements and this Agreement the terms of such other agreements shall prevail. This Agreement may not be amended or modified except by a written instrument signed by Officer and a duly authorized officer of the Company.

7.     ENFORCEABILITY.     If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

8.     BINDING NATURE.     This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

9.     GOVERNING LAW.     This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The parties hereto hereby (a) expressly consent to the personal jurisdiction and venue of the state and federal courts located in Santa Clara County, California for any action brought by either party to interpret or enforce any provision of this Agreement and (b) agree not to assert (by way of motion, as a defense or otherwise), in any such action any claim that such legal proceeding has been brought in an inconvenient forum.

10.     DISPUTE RESOLUTION.     Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial on these claims. This arbitration shall be held in the San Francisco Bay Area. Nothing in this Section 10 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

11.     SEVERABILITY.     In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.     RESTRICTED ACTIVITIES.     The Officer agrees that during the period of the Officer’s employment by the Company the Officer will not, without the Company’s express written consent, engage in any employment or business activity other than the Officer’s employment by the Company. The Officer agrees further that for the period of the Officer’s employment by the Company and for at least one (1) year after the date of termination of Officer’s employment by the Company, the Officer will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity. The Officer agrees further that for the period of the Officer’s employment by the Company and for at least one (1) year after the date of termination of Officer’s employment by the Company, Officer will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

Docent, Inc.	Officer

By:________________________________________	__________________________________________
David R. Ellett	(OFFICER NAME)
Chairman of the Board

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